Exhibit 3.71

RESTATED CERTIFICATE OF INCORPORATION

OF

ITC CABLEVISION, INC.

ITC CABLEVISION, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                      FTC Cablevision, Inc. (the “Corporation”) was originally incorporated on July 12, 1995, and its original Certificate of Incorporation was filed with the Secretary of the State of Delaware on the same date.

2.                                      Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation amends and restates the provisions previously filed with the Secretary of State of Delaware on July 12, 1995.

3.                                      The Board of Directors of the Corporation, acting by unanimous consent on October 31, 1997, duly adopted resolutions proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law, to be effective immediately upon filing with the Secretary of State of Delaware (the “Effective Time”).

4.                                      In accordance with Sections 228 of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Corporation in the form set forth below, was authorized and approved by written consent dated October 31, 1997 by the sole stockholder of the Corporation, such Restated Certificate of Incorporation to be effective at the Effective Time.

5.                                      The text of the Certificate of Incorporation of ITC Cablevision, Inc. hereby is amended and restated to read in its entirety as follows:

1.                                      NAME

The name of this corporation is ITC Globe, Inc. (the “Corporation”).

2.                                      REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle.  The registered agent of the Corporation at such address shall be Corporation Service Company.

3.                                      PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).  The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.                                      CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is ten thousand (10,000) shares of common stock, all of one class, having a par value of $.01 per share (“Common Stock”).

5.                                      BOARD OF DIRECTORS

5.1                               Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

5.2                               Limitation of Liability.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director:  (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for liability under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director received any improper personal benefit.  Any repeal or modification of this Section 5.2 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6.                                      INDEMNIFICATION

To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

7.                                      AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

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IN WITNESS WHEREOF, Kimberley E. Thompson has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officer on November 6, 1997.

/s/ Kimberley E. Thompson
Kimberley E. Thompson
Vice President, General Counsel and Secretary